EXHIBIT 99.1

Atrion Reports Second Quarter Results

ALLEN, Texas, Aug. 08, 2017 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ:ATRI) today announced that for the second quarter ended June 30, 2017 revenues totaled $36.2 million compared with $36.1 million in the same period in 2016. On a diluted per share basis, earnings for the period increased to $5.40 as compared to $4.02 in the same period of last year. Net income for the second quarter totaled $10.0 million in 2017 as compared to $7.5 million in the same period in 2016.

Commenting on the Company’s results for the second quarter of 2017 compared to the same period last year, David A. Battat, President & CEO, said, “Overall sales were essentially flat, impacted by a $700,000 interruption in orders from a customer that was rebalancing its inventory levels. This interruption masked solid performance in Fluid Delivery and our Other product areas." Mr. Battat added, "Operating income was up 1.0% while net income and diluted earnings per share increased by 35% and 34%, respectively, due to significant tax benefits from employee stock-based compensation that were recognized in the just ended quarter."

Mr. Battat added, “As of June 30, we continued to be debt-free, while holding cash, cash equivalents, and short and long term investments of $57.3 million.” Mr. Battat concluded, “During the quarter, we purchased a large tract of land adjacent to our manufacturing facility in Alabama that we plan to expand to meet anticipated sales growth. Construction is likely to begin in 2018. For the remainder of the year we expect our operating results to reflect uneven quarters, while our tax rates revert to the levels we have typically experienced.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the expansion of one of the Company’s manufacturing facilities, operating results for the remainder of 2017 and future tax rates.  Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission.

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$36,164	$36,143	$74,669	$72,358
Cost of goods sold	18,470	18,928	38,344	37,578
Gross profit	17,694	17,215	36,325	34,780
Operating expenses	7,519	7,141	14,823	14,241
Operating income	10,175	10,074	21,502	20,539

Interest income	370	85	519	208
Other income (expense), net	--	36	1	(309)
Income before income taxes	10,545	10,195	22,022	20,438
Income tax provision	(519)	(2,745)	(2,046)	(6,042)
Net income	$10,026	$7,450	$19,976	$14,396

Income per basic share	$5.44	$4.09	$10.86	$7.90

Weighted average basic shares outstanding	1,844	1,822	1,839	1,823

Income per diluted share	$5.40	$4.02	$10.76	$7.76

Weighted average diluted shares outstanding	1,858	1,853	1,856	1,855

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
ASSETS	2016	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$20,223	$20,022
Short-term investments	27,073	24,080
Total cash and short-term investments	47,296	44,102
Accounts receivable	19,690	17,166
Inventories	29,965	29,015
Prepaid expenses and other	6,022	3,181
Total current assets	102,973	93,464

Long-term investments	10,046	9,945

Property, plant and equipment, net	66,556	65,265
Other assets	13,096	13,268

	$192,671	$181,942

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	9,383	9,073
Line of credit	--	--
Other non-current liabilities	10,965	9,881
Stockholders’ equity	172,323	162,988

	$192,671	$181,942

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800